FORM OF ARTICLES SUPPLEMENTARY
                OF THE BLACKROCK MUNICIPAL TARGET TERM TRUST INC


      THE BLACKROCK MUNICIPAL TARGET TERM TRUST INC., a Maryland corporation having its principal Maryland office in the City of Baltimore (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by article fifth of its Charter, the Board of Directors has reclassified 2,964 authorized and unissued shares of common stock of the Corporation as preferred stock of the Corporation by increasing the number of shares of stock designated as Auction Rate Municipal Preferred Stock, Series W7 from 3,000 to 5,964.

      SECOND: All of the authorized shares of the Auction Rate Municipal Preferred Stock, Series W7 shall be subject in all respects to the preferences, voting powers, restrictions, qualifications, and terms and conditions of redemption applicable to shares of Auction Rate Municipal Preferred Stock, Series W7 as provided in the Corporation's Charter; provided, however, that the Initial Dividend Period for such 2,600 shares
 shall be      days and the Initial Dividend Rate for such shares shall be
   %.

      IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf on this ___ day of ________________, 2000, by its President, who acknowledges that these Articles Supplementary are the act of the Corporation and, to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained in these Articles Supplementary are true in all material respects.

                               THE BLACKROCK MUNICIPAL TARGET TERM TRUST
                               INC.


                               By:_____________________________
                                     Ralph L. Schlosstein
                                     President


 Attest:


 ____________________________________
 Karen H. Sabath
 Secretary